BlackRock Funds II - GNMA Portfolio

                       File No. 811-22061

                Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending March 31, 2008, GNMA Portfolio of BlackRock Funds II (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of The GNMA Investment Accumulation Program, Inc. ("GNMA IAP"), File No. 811-02788.

The Board of the Registrant and the Board of GNMA IAP unanimously approved the Reorganization at meetings held on May 30, 2007 and May 27, 2007, respectively, and the proposal which provides for the transfer of substantially all of the assets and certain stated liabilities of GNMA IAP to the Registrant in exchange solely for Institutional shares of the Registrant; the distribution of such shares to the shareholders of GNMA IAP in complete liquidation thereof; and the subsequent dissolution and termination of GNMA IAP.

On June 5, 2007, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-143524) (the "N-14 Registration Statement").
The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of GNMA IAP. Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on July 13, 2007 followed by a filing on Form 497 on July 17, 2007. The N-14 Registration Statement as so amended was declared effective by the Commission on July 17, 2007.

On September 21, 2007, the shareholders of GNMA IAP approved the Reorganization at a special meeting of shareholders held for that purpose. On October 29, 2007 (the "Reorganization Date"), pursuant to the Agreement, GNMA IAP transferred assets valued at $292,229,208 to the Registrant and received in exchange 5,430,403 Institutional shares of the Registrant. Such shares were then distributed to the shareholders of GNMA IAP on that date.

An Application for Deregistration on Form N-8F will be filed by GNMA IAP with the Securities and Exchange Commission.